                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77D

The investment policies of the following portfolios were amended and restated as noted below:

1.   Emerging Small Company Trust

2.   U.S. Government Securities Trust

3.   Strategic Bond Trust

4.   High Yield Bond Trust

                          EMERGING SMALL COMPANY TRUST

SUBADVISER: RCM Capital Management LLC ("RCM")

INVESTMENT OBJECTIVE:            To seek long term capital appreciation

INVESTMENT STRATEGIES:           The portfolio invests, under normal market
                                 conditions, at least 80% of its net assets
                                 (plus borrowings for investment purposes) in
                                 equity securities of U.S. companies with
                                 smaller capitalizations (which RCM defines as
                                 companies with market capitalizations of not
                                 less than 50% and not more than 200% of the
                                 weighted average market capitalization of the
                                 Russell 2000 Index (not less than $105 million
                                 and not more than $4.4 billion as of December
                                 31, 2005. The capitalization criteria applies
                                 at the time of investment. The portfolio may
                                 also invest up to 15% of its assets in foreign
                                 securities including emerging markets. The
                                 portfolio may also from time to time invest a
                                 significant percentage of its assets in the
                                 technology and/or healthcare sectors.

     RCM seeks to create an investment portfolio of growth stocks across major industry groups. The portfolio managers evaluate individual stocks based on their growth, quality and valuation characteristics. Examples of growth characteristics include the potential for sustained earnings growth and the development of proprietary products or services; examples of quality characteristics include the integrity of management and a strong balance sheet; and examples of valuation characteristics include relative valuation and upside potential.

     In addition to traditional research activities, the portfolio managers use Grassroots (sm) Research, which prepares research reports based on field interviews with customers, distributors and competitors of the companies in which the portfolio invests or contemplates investing, and provides a "second look" at potential investments and checks marketplace assumptions about market demand for particular products and services. RCM sells securities they deem appropriate in accordance with sound investment practices and the portfolio's investment objectives and as necessary for redemption purposes.

[The disclosure in the John Hancock Trust prospectus regarding temporary defensive investing and Hedging and Other Strategic Transactions has not been amended.

                        U.S. GOVERNMENT SECURITIES TRUST

SUBADVISER: Western Asset Management Company ("Western Asset")

INVESTMENT OBJECTIVE:            To obtain a high level of current income
                                 consistent with preservation of capital and
                                 maintenance of liquidity.

INVESTMENT STRATEGIES:           The portfolio invests a substantial portion of
                                 its assets in debt obligations and
                                 mortgage-backed securities issued or guaranteed
                                 by the U.S. government, its agencies or
                                 instrumentalities and derivative securities
                                 such as collateralized mortgage obligations
                                 backed by such securities and futures
                                 contracts. The portfolio may also invest a
                                 portion of its assets in the types of
                                 securities in which the Investment Quality Bond
                                 Trust may invest.

     Western Asset seeks to attain this objective by investing, under normal market conditions, at least 80% of the portfolio's net assets (plus any borrowings for investment purposes) in debt obligations and mortgage-backed securities issued or guaranteed by the U.S. government, its agencies or instrumentalities and derivative securities including:

     - mortgage-backed securities guaranteed by the Government National Mortgage Association that are supported by the full faith and credit of the U.S. government and which are the "modified pass-through" type of mortgage-backed security ("GNMA Certificates"). Such securities entitle the holder to receive all interest and principal payments due whether or not payments are actually made on the underlying mortgages;

     - U.S. Treasury obligations (including repurchase agreements collateralized by U.S. Treasury obligations) (U.S. Treasury obligations are supported by the full faith and credit of the U.S. government);

     - obligations issued or guaranteed by agencies or instrumentalities of the U.S. Government which are backed by their own credit and may not be backed by the full faith and credit of the U.S. Government (including repurchase agreements collateralized by these obligations);

     - mortgage-backed securities guaranteed by agencies or instrumentalities of the U.S. Government which are supported by their own credit but not the full faith and credit of the U.S. Government, such as the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association; and

     -    futures contracts or financial instruments and indices.

     - collateralized mortgage obligations issued by private issuers for which the underlying mortgage-backed securities serving as collateral are backed (i) by the credit alone of the U.S. Government agency or instrumentality which issues or guarantees the mortgage-backed securities, or (ii) by the full faith and credit of the U.S. Government.

     As noted above, the portfolio may invest not only in U.S. government securities that are backed by the full faith and credit of the U.S. government, such as GNMA Certificates and U.S. Treasury obligations, but also in U.S. Government securities that are backed only by their own credit and not the full faith and credit of the U.S. government (such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation).

     The U.S. Government Securities Trust must comply with diversification requirements established pursuant to the Code for investments of separate accounts funding contracts. Under these requirements, the value of the assets of the portfolio are subject to the following restrictions:

     - no more than 55% of the value of the portfolio's assets may be represented by any one investment;

     - no more than 70% of the value of the portfolio's assets may be represented by any two investments;

     - no more than 80% of the value of the portfolio's assets may be represented by any three investments; and

     - no more than 90% of the value of the portfolio's assets may be represented by any four investments.

     To determine the portfolio's compliance with the requirements above, all securities of the same issuer are treated as a single investment and each U.S. Government agency or instrumentality is treated as a separate issuer. As a result of these requirements, the U.S. Government Securities Trust may not invest more than 55% of the value of its assets in GNMA Certificates or in securities issued or guaranteed by any other single U.S. Government agency or instrumentality.

     [There are no changes regarding the policies regarding temporary investing.]

Use of Hedging and Other Strategic Transactions

     The U.S. Government Securities Trust may:

     - write covered call options and put options on securities and purchase call and put options on securities,

     - write covered call and put options on securities indices and purchase call and put options on securities indices,

     -    enter into futures contracts on financial instruments and indices, and

     -    write and purchase put and call options on such futures contracts.

STRATEGIC BOND TRUST

SUBADVISER: Western Asset Management Company ("Western Asset")

INVESTMENT OBJECTIVE:            To seek a high level of total return consistent
                                 with preservation of capital.

INVESTMENT STRATEGIES:           The portfolio invests, under normal market
                                 conditions, at least 80% of its net assets
                                 (plus any borrowings for investment purposes)
                                 in fixed income securities.

     The portfolio's assets may be allocated among the following five sectors of the fixed income market listed below:

     (a)  U.S. government obligations,

     (b)  investment grade domestic corporate fixed income securities,

     (c) below investment grade or non-investment grade high yield corporate fixed income securities,

     (d)  mortgage-backed and asset-backed securities and

     (e) investment grade and below investment grade or non-investment grade high yield international fixed income securities.

     The portfolio invests in fixed income securities across a range of credit qualities and may invest a substantial portion of its assets in obligations rated below investment grade by a recognized rating agency, or, if unrated, of equivalent quality as determined by the subadviser. Below investment grade securities are commonly referred to as "junk bonds".

     The subadviser will determine the amount of assets to be allocated to each type of security based on its assessment of the maximum level of total return that can be achieved from a portfolio which is invested in these securities without incurring undue risks to principal value. The allocation decisions are based on the subadviser's analysis of current economic and market conditions and the relative risks and opportunities presented in these markets.

     In making this determination, the subadviser relies in part on quantitative analytical techniques that measure relative risks and opportunities of each type of security. The subadviser also relies on its own assessment of economic and market conditions both on a global and local (country) basis. The subadviser considers economic factors including current and projected levels of growth and inflation, balance of payment status and monetary policy. The allocation of assets to international debt securities is further influenced by current and expected currency relationships and political and sovereign factors. The portfolio's assets may not always be allocated to the highest yielding securities if the subadviser believes that such investments would impair the portfolio's ability to preserve shareholder capital. The subadviser will continuously review this allocation of assets and make such adjustments as it deems appropriate. The portfolio does not plan to establish a minimum or a maximum percentage of the assets which it will invest in any particular type of fixed income security.

     The types and characteristics of the U.S. government obligations, mortgage-backed and asset-backed securities, investment grade corporate fixed income securities and investment grade international fixed income securities purchased by the Strategic Bond Trust are set forth in the discussion of investment objectives and policies for the Investment Quality Bond, U.S. Government Securities and Global Bond Trusts, and in the section entitled "Other Instruments" in the Statement of Additional Information. The types and characteristics of the money market securities purchased by the portfolio are set forth in the discussion of investment objectives of the Money Market Trust. Potential investors should review these other discussions in considering an investment in shares of the

Strategic Bond Trust. The Strategic Bond Trust may invest without limitation in high yield domestic and foreign fixed income securities and up to 100% of the Strategic Bond Trust's assets may be invested in foreign securities. The subadviser has discretion to select the range of maturities of the various fixed income securities in which the portfolio invests. Such maturities may vary substantially from time to time depending on economic and market conditions.

     The high yield sovereign fixed income securities in which the Strategic Bond Trust may invest are U.S. dollar-denominated and non-dollar-denominated fixed income securities issued or guaranteed by governments or governmental entities of developing and emerging countries. The subadviser expects that these countries will consist primarily of those which have issued or have announced plans to issue Brady Bonds, but the portfolio is not limited to investing in the debt of such countries. Brady Bonds are debt securities issued under the framework of the Brady Plan.

     Although the subadviser does not anticipate investing in excess of 75% of the portfolio's assets in domestic and developing country fixed income securities that are rated below investment grade, the portfolio may invest a greater percentage in such securities when, in the opinion of the subadviser, the yield available from such securities outweighs their additional risks. By investing a portion of the portfolio's assets in securities rated below investment grade, as well as through investments in mortgage-backed securities and international debt securities, as described below, the subadviser seeks to provide investors with a higher yield than a high-quality domestic corporate bond fund with less risk than a fund that invests principally in securities rated below investment grade. Certain of the debt securities in which the portfolio may invest may have, or be considered comparable to securities having, the lowest ratings for non-subordinated debt instruments assigned by Moody's or Standard & Poor's (i.e., rated "C" by Moody's or "CCC" or lower by Standard & Poor's).

     In light of the risks associated with investing in high yield corporate and sovereign debt securities, the subadviser considers various factors in evaluating the credit worthiness of an issue. These factors will typically include:

           CORPORATE DEBT SECURITIES                                 SOVEREIGN DEBT INSTRUMENTS
           -------------------------                    ---------------------------------------------------
-    issuer's financial condition                       -    economic and political conditions within the
                                                             issuer's country

-    issuer's sensitivity to economic conditions        -    issuer's external and overall Debt levels, and
     and trends                                              its ability to pay principal and interest when
                                                             due

-    issuer's operating history                         -    issuer's access to capital markets and other
                                                             sources of funding

-    experience and track record of the issuer's        -    issuer's debt service payment history
     management

     The subadviser also reviews the ratings, if any, assigned to a security by any recognized rating agencies, although its judgment as to the quality of a debt security may differ from that suggested by the rating published by a rating service. The portfolio's ability to achieve its investment objective may be more dependent on the subadviser's credit analysis than would be the case if it invested in higher quality debt securities.

     The portfolio may invest in fixed-and floating-rate loans, which investments generally will be in the form of loan participations and assignments of such loans.

[There are no changes to the policy on temporary defensive investing.]

Use of Hedging and Other Strategic Transactions

     The Strategic Bond Trust is currently authorized to use all of the various investment strategies referred to under "Hedging and Other Strategic Transactions" in the John Hancock Trust prospectus. With the exception of currency transactions, however, it is not presently anticipated that any of these strategies will be used to a significant degree by the portfolio.

                                HIGH YIELD TRUST

SUBADVISER: Western Asset Management Company ("Western Asset")

INVESTMENT OBJECTIVE:            To realize an above-average total return over a
                                 market cycle of three to five years, consistent
                                 with reasonable risk.

INVESTMENT STRATEGIES:           The portfolio invests, under normal market
                                 conditions, at least 80% of it's net assets
                                 (plus any borrowings for investment purposes)
                                 in high yield securities, including corporate
                                 bonds, preferred stocks, U.S. Government
                                 securities, mortgage-backed securities, loan
                                 assignments or participations and convertible
                                 securities which have the following ratings
                                 (or, if unrated, are considered by Western
                                 Asset to be of equivalent quality):

                                 CORPORATE BONDS, PREFERRED STOCKS
                                    AND CONVERTIBLE SECURITIES
                                           RATING AGENCY
                                 ---------------------------------
                                      Moody's        Ba through C
                                 Standard & Poor's   BB through D

     Securities rated less than "Baa" by Moody's or "BBB" by Standard & Poor's are classified as non-investment grade securities and are commonly referred to as "junk bonds." The Portfolio may also invest in investment grade securities.

     The High Yield Trust may invest in foreign bonds and other fixed income securities denominated in foreign currencies, where, in the opinion of Western Asset, the combination of current yield and currency value offer attractive expected returns. Foreign securities in which the portfolio may invest include emerging market securities. Western Asset may utilize futures, swaps and other derivatives in managing the portfolio.

     The High Yield Trust may invest in fixed-and floating-rate loans, generally in the form of loan participations and assignments of such loans.

     The portfolio normally maintains an average portfolio duration of between 3 and 7 years. However, the portfolio may invest in individual securities of any duration. Duration is an approximate measure of the sensitivity of the market value of the fund's portfolio to changes in interest rates.

[There are no changes to the temporary defensive investing strategy.]

     The portfolio is authorized to use all of the various investment strategies referred to under "Additional Information about the Portfolios' Investments -- Hedging and Other Strategic Transactions" in the John Hancock Trust prospectus.